Insignia Financial Group, Inc.
December 12, 1996
Page 1




                                                                     EXHIBIT 5











                                    December 12, 1996



Insignia Financial Group, Inc.
One Insignia Financial Plaza
Greenville, NC  29602

Dear Sirs:

     We are acting as counsel to Insignia Financial Group, Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-8 with exhibits thereto (the "Registration Statement") filed by the Company under the Securities Act of 1933 (the "Act"), relating to the registration of 728,000 shares (the "Shares") of Class A Common Stock, par value $0.01 per share, of the Company. The Shares are issuable by the Company upon exercise of certain warrants (the "Warrants") granted to certain employees of the Company.

     We have examined and relied upon originals or copies, certified or otherwise authenticated to our satisfaction, of all such corporate records, documents, agreements and certificates of public officials and of representatives of the Company, and have made such investigation of law and fact, as we have deemed proper and necessary for purposes of this opinion.

     Based upon, and subject to, the foregoing, we are of the opinion that the Shares are duly authorized and, upon exercise of the Warrants in accordance with their terms against payment of the exercise price thereunder, will be validly issued, fully paid, and non-assessable.





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Insignia Financial Group, Inc.
December 12, 1996
Page 2



     We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                    Very truly yours,

                                    Proskauer Rose Goetz & Mendelsohn LLP



                                    By  /s/ Allan Williams